EXPENSE LIMITATION AGREEMENT

                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


         EXPENSE LIMITATION AGREEMENT, effective as of May 1, 2004, by and between USALLIANZ ADVISERS, LLC (the "Investment Adviser") and USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the "Trust"), a Delaware business trust, on behalf of each of the funds, listed on Exhibit A (each, a "Fund").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Fund is a series of the Trust; and

         WHEREAS, the Trust and the Investment Adviser have entered into an Investment Management Agreement (the "Management Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below to which the Fund would normally be subject during its start-up period.

         NOW, THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation.

1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Adviser.

1.2 Operating Expense Limit. The Operating Expense Limit for each Fund's full year of operations shall be a percentage of such Fund's average daily net assets as described in Exhibit A or, in each subsequent fiscal year following the end of the first year of operations, shall be such other rate as may be agreed to in writing by the parties.

1.3 Method of Computation. To determine the Investment Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit, the Investment Adviser shall first waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced advisory fee for any such month is insufficient to pay the Excess Amount, the Investment Adviser shall also remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. Reimbursement of Fee Waivers and Expense Reimbursements.

2.1 Reimbursement. If in any fiscal year in which the Investment Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, the Investment Adviser shall be entitled to reimbursement by a Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Investment Adviser and all other payments remitted by the Investment Adviser to a Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Sections 2.2 hereof, with respect to such waivers, reductions and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.


2.2 Method of Computation. To determine a Fund's payments, if any, to reimburse the Investment Adviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit, a Fund, only with the prior approval of the Board, shall pay to the Investment Adviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to the Investment Adviser will in no event exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for a Fund are greater than the Operating Expense Limit for one or more months in a quarter and less the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be reported to the Board. In no event will a Fund be obligated to pay any fees waived or expenses reimbursed by the Investment Adviser with respect to the other Funds of the Trust.

2.3 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Term and Termination of Agreement.

     This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue for more than three years after a Fund's commencement of operations. The Adviser may upon 30 days' written notice to the Trust terminate, in whole or in part, its obligation under
     Section 1 to reduce its fees with respect to a Fund in any period no earlier than the end of the first year of operations and following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of a Fund to repay any Excess Amounts eligible for repayment pursuant to this agreement.

4. Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or each Fund.

4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


                    By: ____________________________________
                                                     Jeffrey Kletti
                                                     Vice President

                                            USALLIANZ ADVISERS, LLC


                    By: ____________________________________
                                                     Christopher Pinkerton
                                                     President

                                    EXHIBIT A
                   to the Expense Limitation Agreement Between
                   USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
                                       and
                             USALLIANZ ADVISERS, LLC



                                   May 1, 2004



                            Name of Fund                                      Expense Limitation

USAZ AIM Basic Value Fund                                                            1.20%
USAZ AIM Blue Chip Fund                                                              1.20%
USAZ AIM Dent Demographic Trends Fund                                                1.30%
USAZ AIM International Equity Fund                                                   1.45%
USAZ Davis NY Venture Fund                                                           1.20%
USAZ Dreyfus Founders Growth and Income Fund                                         1.20%
USAZ Dreyfus Premier Small Cap Value Fund                                            1.35%
USAZ Oppenheimer Emerging Growth Fund                                                1.35%
USAZ Oppenheimer Emerging Technologies Fund                                          1.35%
USAZ Oppenheimer Global Fund                                                         1.45%
USAZ Oppenheimer International Growth Fund                                           1.45%
USAZ Oppenheimer Main Street Fund                                                    1.20%
USAZ PIMCO NFJ Small Cap Value Fund                                                  1.35%
USAZ PIMCO PEA Growth and Income Fund                                                1.20%
USAZ PIMCO PEA Renaissance Fund                                                      1.30%
USAZ PIMCO PEA Value Fund                                                            1.20%
USAZ Van Kampen Aggressive Growth Fund                                               1.30%
USAZ Van Kampen Comstock Fund                                                        1.20%
USAZ Van Kampen Emerging Growth Fund                                                 1.20%
USAZ Van Kampen Equity and Income Fund                                               1.20%
USAZ Van Kampen Global Franchise Fund                                                1.45%
USAZ Van Kampen Growth and Income Fund                                               1.20%
USAZ Van Kampen Growth Fund                                                          1.30%
USAZ Money Market Fund                                                               0.87%